Exhibit 4.1

MGC Diagnostics Corporation

2007 STOCK INCENTIVE PLAN

Section 1
Purpose

The purpose of the Plan is to enable MGC Diagnostics Corporation 1(the “Company”) and its Subsidiaries to attract and retain employees, directors and service providers of the Company by aligning financial interests of these individuals with the other shareholders of the Company. The Plan provides for the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units, and Other Awards to aid the Company in obtaining these goals.

Section 2
Definitions

2.1	BOARD means the Board of Directors of the Company.
2.2	CAUSE means, unless otherwise defined in the Stock Incentive Agreement or in a separate agreement with the Participant that governs Stock Incentives granted under this Plan, a felony conviction of a Participant or a material violation of any Company policy, including, without limitation, any policy contained in the Company’s Code of Conduct, or due to embezzlement from or theft of property belonging to the Company, regardless of when facts resulting in a finding of Cause are discovered by the Company.
2.3	CODE means the Internal Revenue Code of 1986, as amended from time to time, or any successor statue.
2.4	COMMITTEE means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan. If no Committee is established, then the functions of the Committee will be performed by the full board.
2.5	COMPANY means MGC Diagnostics Corporation, a corporation organized under the laws of the State of Minnesota (or any successor corporation).
2.6	DISABILITY means a physical or mental condition resulting from a bodily injury or disease or mental disorder rendering a person incapable of continuing to perform the essential employment duties of the person at the Company as these duties existed immediately prior to the bodily injury, disease or mental disorder.
2.7	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.
2.8	EXERCISE PRICE means the price that will be paid to purchase one Share upon the exercise of an Option granted under this Plan.
2.9	FAIR MARKET VALUE of one Share of Common Stock on any given date will be determined by the Committee as follows:
(a)	if the Common Stock is listed for trading on one or more national securities exchanges, or is traded on the Nasdaq Stock Market, the last reported sales price on the principal exchange or the Nasdaq Stock Market on the date in question, or if the Common Stock did not trade on the principal exchange or on the Nasdaq Stock Market on the date, the last reported sales price on the principal exchange or the Nasdaq Stock Market on the first day prior thereto on which the Common Stock was traded; or

1 The Plan was originally entitled the Angeion Corporation 2007 Stock Incentive Plan. The Plan was renamed effective August 21, 2012 with the Company name change.

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(b)	if the Common Stock is not listed for trading on a national securities exchange or the Nasdaq Stock Market, but is traded in the over-the-counter market the OTC Bulletin Board, the closing bid price for the Common Stock on the date in question, or if there is no bid price for the Common Stock on the date, the closing bid price on the first day prior thereto on which the price existed; or
(c)	if neither (a) or (b) is applicable, with respect to any Option intended to qualify as an ISO, by any fair and reasonable determination made in good faith by the Committee, and, with respect to any other Stock Incentive that is intended to be exempt from the requirements of Code Section 409A, a value determined by the reasonable application of a reasonable valuation method as defined in regulations promulgated under Code Section 409A, Inclusion in Gross Income of Deferred Corporation under Nonqualified Deferred Compensation Plan which determination will be final and binding on all parties.
2.10	INDEPENDENT DIRECTOR means a member of the board who is not otherwise an employee of the Company or any Subsidiary.
2.11	INSIDER means an individual who is, on the relevant date, an officer, member of the Board or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
2.12	ISO means an Option granted under this Plan to purchase Shares that is intended by the Company to satisfy the requirements of Code Section 422, Incentive Stock Options, as an incentive stock option.
2.13	KEY EMPLOYEE means any employee of the Company or any Subsidiary holding a key management or technical position as determined by the Committee.
2.14	KEY PERSON means a person, other than a Key Employee, who is
(a)	a member of the Board; or
(b)	a service provider providing bona fide services to the Company or any Subsidiary who is eligible to receive Shares that are registered on SEC Form S-8.
2.15	NQSO means an option granted under this Plan to purchase Shares that is not intended by the Company to satisfy the requirements of Code Section 422.
2.16	OPTION means an ISO or a NQSO.
2.17	OUTSIDE DIRECTOR means a member of the Board who is not an employee and who qualifies as
(a)	a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, as amended from time to time, and
(b)	an “outside director” under Code Section 162(m) and the regulations promulgated under Section 162(m).
2.18	PARTICIPANT means a Key Person or Key Employee who is designated to receive an award under the Plan by the Committee.
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2.19	PERFORMANCE-BASED EXCEPTION means the performance-based exception from the tax deductibility limitations of Code Section 162(m).
2.20	PERFORMANCE PERIOD means the period during which a performance goal must be attained with respect to a Stock Incentive that is performance based, as determined by the Committee.
2.21	PERFORMANCE STOCK means an award of Shares granted to a Participant that is subject to the achievement of performance criteria, either as to the delivery of the Shares or the calculation of the amount deliverable as a result of achieving a level of performance over a specified Performance Period, or any combination thereof.
2.22	PERFORMANCE UNITS means a contractual right granted to a Participant to receive a Share (or cash equivalent) upon achievement of performance criteria or a level of performance over a specified Performance Period that are deliverable either at the end of the Performance Period or at a later time.
2.23	PLAN means the MGC Diagnostics Corporation 2007 Stock Incentive Plan, as it may be amended from time to time.
2.24	QUALIFYING EVENT means, with respect to a Participant, the Participant’s death, Disability or Retirement.
2.25	RESTRICTED STOCK AWARD means an award of Shares granted to a Participant under this Plan that is subject to restrictions in accordance with the terms and provisions of this Plan and the applicable Stock Incentive Agreement.
2.26	RESTRICTED STOCK UNIT means a contractual right granted to a Participant under this Plan to receive a Share (or cash equivalent) that is subject to restrictions in accordance with the terms and provisions of this Plan and the applicable Stock Incentive Agreement.
2.27	RETIREMENT means retirement from active employment with the Company and any subsidiary or parent corporation of the Company on or after age 65 or such other age as the Committee may determine.
2.28	SHARE or COMMON STOCK means a share of the common stock of the Company.
2.29	STOCK APPRECIATION RIGHT means a right granted to a Participant pursuant to the terms and provisions of this Plan under which the individual, without payment to the Company (except for any applicable withholding or other taxes), receives Shares, or other consideration as the Committee may determine, in an amount equal to
(a)	the excess of the Fair Market Value per Share on the date on which the Stock Appreciation Right is exercised
(b)	over the specified price per Share noted in the Stock Appreciation Right, for each Share subject to the Stock Appreciation Right.
2.30	STOCK INCENTIVE means an ISO, a NQSO, a Restricted Stock Award, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Stock or Performance Unit or cash.
2.31	STOCK INCENTIVE AGREEMENT means a document issued by the Company or a Subsidiary to a Participant evidencing an award of a Stock Incentive.
2.32	SUBSIDIARY means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
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2.33	TEN PERCENT SHAREHOLDER means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of shares of stock of either the Company or a Subsidiary.

Section 3
Shares Subject To Stock Incentives

3.1	The aggregate number of Shares that may be issued under the Plan is 850,000 Shares, subject to adjustment as provided in Section 10.[2] Effective immediately upon the approval of this Plan by the shareholders of the Company, the Company’s 2002 Stock Option (the “Prior Plan”) is amended by this Plan to eliminate the authority and discretion of the Board, the Compensation Committee of the Board and any executive officer of the Company to grant any new awards or options (or to amend any previously granted award or option to increase the number of shares) under the Prior Plan, including with respect to any shares that would become available for issuance as a result of the cancellation or forfeiture of shares under any previously granted awards or options. Within the aggregate limit specified above and subject to adjustment as provided in Section 10:
(a)	No more than 850,000 Shares may be used for Incentive Stock Options;
(b)	No more than 500,000 Shares may be used for Stock Incentives for non-employee Directors; and
(c)	No more than 500,000 Shares may be used for Restricted Stock Awards.

All Shares will be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares that have been reacquired by the Company.

3.2	For purposes of determining the limits described in this Plan, in particular this Section 3, Shares covered by a Stock Incentive will not be counted as used unless and until actually delivered to a Participant. In addition, the following principles will apply in determining the number of Shares under any applicable limit:
(a)	Shares tendered in payment of the Exercise Price of an Option will not be added back to the limit;
(b)	Shares withheld by the Company to satisfy the tax withholding obligation will not be added back to the limit;
(c)	Shares that are repurchased by the Company with the proceeds of exercised Options will not be added back to the limit;

2 The Plan originally authorized 250,000 shares. An amendment approved by the shareholders in 2008 increased the authorized shares to 550,000. An amendment approved by the shareholders in June 2009 increased the authorized shares to 650,000. On March 9, 2010, the Board of Directors increased the authorized shares to 750,000, subject to shareholder approval, which was received on May 25, 2010. On December 17, 2014, the Board of Directors increased the authorized shares to 850,000, subject to shareholder approval, which was obtained on March 18, 2015 at the 2015 Annual Meeting of Shareholders. On May 28, 2015, the Board of Directors made changes to Section 13.4 that did not require shareholder approval.

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(d)	All Shares covered by a Stock Appreciation Right that is settled in Shares will reduce the applicable limits; and
(e)	Any Stock Incentive that is settled in cash will not reduce the applicable limits.
3.3	Subject to adjustment pursuant to Section 10, no Participant may be granted any Stock Incentive covering an aggregate number of Shares in excess of 100,000 in any calendar year. Notwithstanding the foregoing, in connection with his or her initial service, a Participant may be granted Stock Incentives covering not more than 25,000 Shares that will not count against the limit set forth in the preceding sentence.

Section 4
Effective Date

The effective date of this Plan is August 22, 2007, which is the date on which the shareholders of the Company originally approved the Plan.

Section 5
Administration

5.1	General Administration.

The Committee will administer this Plan. The Committee, acting in its absolute discretion, will exercise the powers and take the action expressly called for under this Plan. The Committee will have the power to interpret this Plan and, subject to the terms and provisions of this Plan, to take other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Committee’s actions are binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by actions.

5.2	Authority Of The Committee.

Except as limited by law or by the Articles of Incorporation or By-laws of the Company, and subject to the provisions herein, the Committee will have full power to select Participants in the Plan, to determine the sizes and types of Stock Incentives in a manner consistent with the Plan, to determine the terms and conditions of Stock Incentives in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan’s administration, and to amend the terms and conditions of any outstanding Stock Incentives as allowed under the Plan and Stock Incentives.

Further, the Committee may make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee may seek the assistance of any persons as it may see fit in carrying out its routine administrative functions concerning the Plan.

5.3	Delegation Of Authority.

The members of the Committee and any other persons to whom authority has been delegated by the Committee will be appointed from time to time by, and serve at the discretion of, the Board. The Committee may appoint one or more separate committees ( “Subcommittee”) composed of two or more Outside Directors of the Company (who may but need not be members of the Committee) and may delegate to any Subcommittee or to one or more executive officers of the Company the authority to grant Stock Incentives, or to administer the Plan or any aspect of it. Only the Committee may grant Stock Incentives that may meet the Performance-Based Exception, and only the Committee may grant Stock Incentives to Insiders that may be exempt from Section 16(b) of the Exchange Act. Notwithstanding any provision of this Plan to the contrary, the Board may assume the powers and responsibilities granted to the Committee or other delegatee at any time, in whole or in part.

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5.4	Decisions Binding.

All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Committee will be final, conclusive and binding on all persons, including the Company, its shareholders, members of the Board, Participants, and their estates and beneficiaries.

Section 6
Eligibility

Participants selected by the Committee will be eligible for the grant of Stock Incentives under this Plan, but no Participant will have the right to be granted a Stock Incentive under this Plan merely as a result of his or her status as an Eligible Recipient.

Section 7
Terms Of Stock Incentives

7.1	Terms And Conditions Of All Stock Incentives.
(a)	Grants of Stock Incentives. The Committee, in its absolute discretion, may grant Stock Incentives under this Plan from time to time and will have the right to grant new Stock Incentives in exchange for outstanding Stock Incentives. The Committee will not have the right to
(i)	lower the Exercise Price of an existing Option,
(ii)	take any action that would be treated as a “repricing” under generally accepted accounting principles, or
(iii)	cancel an existing Option at a time when its Exercise Price exceeds the fair market value of the underlying stock subject to the Option in exchange for another Option, a Restricted Stock Award, or other equity in the Company (except as provided in Sections 10 and 11).

Stock Incentives will be granted to Participants selected by the Committee, and the Committee will be under no obligation whatsoever to grant any Stock Incentives, or to grant Stock Incentives to all Participants, or to grant all Stock Incentives subject to the same terms and conditions.

(b)	Shares Subject to Stock Incentives. The number of Shares as to which a Stock Incentive will be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 3 as to the total number of Shares available for grants under the Plan, and to any other restrictions contained in this Plan.
(c)	Stock Incentive Agreements. Each Stock Incentive will be evidenced by an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Stock Incentives granted. The Stock Incentive Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant. The Committee will have sole discretion to modify the terms and provisions of Stock Incentive Agreements in accordance with Section 12 of this Plan.
(d)	Date of Grant. The date a Stock Incentive is granted will be the date on which the Committee
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(i)	has approved the terms and conditions of the Stock Incentive Agreement,
(ii)	has determined the recipient of the Stock Incentive and the number of Shares covered by the Stock Incentive and
(iii)	has taken all other action necessary to direct the grant of the Stock Incentive.
(e)	Vesting of Stock Incentives. Stock Incentives under the Plan may have restrictions on the vesting or delivery of and, in the case of Options, the right to exercise, that lapse based upon the service of a Participant, or based upon other criteria that the Committee may determine appropriate, such as the attainment of performance goals determined by the Committee, including but not limited to one or more of the performance criteria listed in Section 13. If the Award is intended to meet the Performance-Based Exception, the attainment of these performance goals must be certified in writing by the Committee prior to payment thereof. Until the end of the period(s) of time specified in the vesting schedule or the satisfaction of any performance criteria, the Shares subject to the Stock Incentive Award will remain subject to forfeiture.
(f)	Acceleration of Vesting of Stock Incentives. The Committee will have the power to permit, in its sole discretion, an acceleration of the expiration of the applicable restrictions or the applicable period of these restrictions with respect to any part or all of the Shares awarded to a Participant. The Committee may, however, grant Stock Incentive Awards precluding accelerated vesting in order to qualify the Stock Incentive Awards for the Performance-Based Exception.
(g)	Dividend Equivalents. The Committee may grant dividend equivalents to any Participant. The Committee may establish the terms and conditions to which the dividend equivalents are subject. Dividend equivalents may be granted only in connection with a Stock Incentive. Under a dividend equivalent, a Participant will be entitled to receive currently, or in the future, payments equivalent to the amount of dividends paid by the Company to holders of common stock with respect to the number of dividend equivalents held by the Participant. The dividend equivalent may provide for payment in Shares or in cash, or a fixed combination of Shares or cash, or the Committee may reserve the right to determine the manner of payment at the time the dividend equivalent is payable. Any dividend equivalent on a Stock Incentive that is intended to be exempt from Code Section 409A must be stated in a separate arrangement.
(h)	Transferability of Stock Incentives. Except as otherwise provided in a Participant’s Stock Incentive Agreement, no Stock Incentive granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except upon the death of the holder Participant by will or by the laws of descent and distribution. Except as otherwise provided in a Participant’s Stock Incentive Agreement, during the Participant’s lifetime, only the Participant may exercise any Option or Stock Appreciation Right unless the Participant is incapacitated in which case the Option or Stock Appreciation Right may be exercised by, and any other Stock Incentive may be payable to, the Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the identity of an appropriate representative of the Participant to exercise the Option or receive any other benefit under a Stock Incentive if the Participant is incapacitated will be determined by the Committee.
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(i)	Deferral Elections. The Committee may permit or require Participants to elect to defer the issuance of Shares or the settlement of awards in cash under this Plan pursuant to rules, procedures, or programs as it may establish from time to time. The Committee may not, however, in establishing the terms and provisions of any Stock Incentive, or in exercising its powers under this Article:
(i)	create any arrangement that would constitute an employee pension benefit plan as defined in ERISA Section 3(3) unless the arrangement provides benefits solely to one or more individuals who constitute members of a select group of management or highly compensated employees; or
(ii)	create any arrangement that would constitute a deferred compensation plan as defined in Code Section 409A unless the arrangement complies with Code Section 409A and regulations promulgated thereunder or unless the Committee, at the time of grant, specifically provides that the Stock Incentive is not intended to comply with Section 409A of the Code.
7.2	Terms And Conditions Of Options.
(a)	Grants of Options. Each grant of an Option will be evidenced by a Stock Incentive Agreement that specifies whether the Option is an ISO or NQSO, and incorporate other terms as the Committee deems consistent with the terms of this Plan and, in the case of an ISO, necessary or desirable to permit the Option to qualify as an ISO. The Committee or the Company may modify the terms and provisions of an Option in accordance with Section 12 of this Plan even though the modification may change the Option from an ISO to a NQSO.
(b)	Termination of Employment. Except as provided in the Option Agreement or a separate agreement with the Participant that governs Options granted under this Plan, or as otherwise provided by the Committee:
(i)	if the Participant’s employment (or in the case of a non-employee, the Participant’s service) with the Company and a Subsidiary ends before the Options vest, the Participant will forfeit all unvested Options; and
(ii)	any Option held by the Participant may thereafter be exercised to the extent it was exercisable at the time of termination, but may not be exercised after 90 days after the termination, or the expiration of the stated term of the Options, whichever period is the shorter. In the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, all unexercised Options granted to the Participant will immediately terminate.
(c)	Death, Disability and Retirement. Except as provided in the Option Agreement or a separate agreement with the Participant that governs Options granted under this Plan, and except as otherwise provided by the Committee:
(i)	if a Qualifying Event occurs before the date or dates on which Options vest, the Participant will forfeit all unvested Options; and
(ii)	any Option held by the Participant may thereafter be exercised to the extent it was exercisable at the time of the Qualifying Event, but may not be exercised after 180 days after the Qualifying Event, or the expiration of the stated term of the Options, whichever period is the shorter.
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(d)	Exercise Price. Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price must be specified in the applicable Stock Incentive Agreement. With respect to each grant of an ISO to a Participant who is not a Ten Percent Shareholder, the Exercise Price may not be less than the Fair Market Value of a Share on the date the ISO is granted. With respect to each grant of an ISO to a Participant who is a Ten Percent Shareholder, the Exercise Price may not be less than one hundred ten percent of the Fair Market Value of a Share on the date the ISO is granted.
(e)	Option Term. Each Option granted under this Plan will be exercisable in whole or in part at the time or times as set forth in the related Stock Incentive Agreement, but no Stock Incentive Agreement may:
(i)	make an Option exercisable prior to the date the Option is granted or after it has been exercised in full; or
(ii)	make an Option exercisable after the date that is
(A)	the tenth anniversary of the date the Option is granted, if the Option is a NQSO or an ISO granted to a non-Ten Percent Shareholder, or
(B)	the date that is the fifth anniversary of the date the Option is granted, if the Option is an ISO granted to a Ten Percent Shareholder.
(iii)	Options issued under the Plan may become exercisable based on the service of a Participant, or based upon the attainment (as determined by the Committee) of performance goals, including but not limited to goals established pursuant to one or more of the performance criteria listed in Section 13. Any Option that is intended to qualify for the Performance Based Exception must have its performance goals determined by the Committee based upon one or more of the performance criteria listed in Section 13, and must have the attainment of these performance goals certified in writing by the Committee.
(f)	Payment. The Exercise Price of Shares acquired pursuant to an Option must be paid, to the extent permitted by applicable statutes and regulations by delivering to the Company or its designated agent, either:
(i)	in cash or by check at the time the Option is exercised or
(ii)	at the discretion of the Committee at the time of the grant of the Option (or subsequently in the case of an NQSO)
(A)	by delivery (or by attestation) of other Shares,
(B)	according to a deferred payment or other similar arrangement with the Participant, including use of a promissory note (except for executive officers and Directors of the Company to the extent these loans and similar arrangements are prohibited under Section 402 of the Sarbanes-Oxley Act of 2002),
(C)	pursuant to a “same day sale” program exercised through a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board so long as the Company’s equity securities are registered under Section 12 of the Exchange Act, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, or
(D)	by some combination of the foregoing.
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(g)	Unless otherwise specifically provided in the Option, the Exercise Price of Shares acquired pursuant to an Option that is paid by delivery (including by attestation) of other Shares acquired, directly or indirectly from the Company, may be paid only by Shares that have been held for more than six months (or any longer or shorter period of time required to avoid the options being a liability award for financial accounting purposes). Notwithstanding the foregoing, with respect to any Participant who is an Insider, a tender of shares or, if permitted by applicable law, a cashless exercise must
(i)	have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or
(ii)	be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Stock Incentive Agreement provides otherwise, the foregoing exercise payment methods will be subsequent transactions approved by the original grant of an Option. Except as provided above, payment will be made at the time that the Option or any part thereof is exercised, and no Shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, will have none of the rights of a shareholder.
(h)	ISO Tax Treatment Requirements. With respect to any Option that purports to be an ISO, to the extent that the aggregate Fair Market Value (determined as of the date of grant of the Option) of stock with respect to which the Option is exercisable for the first time by any individual during any calendar year exceeds $100,000, to the extent of the excess, the Option will not be treated as an ISO in accordance with Code Section 422(d). The rule of the preceding sentence is applied as set forth in Treas. Reg. Section 1.422-4 and any additional guidance issued by the Treasury thereunder. Also, with respect to any Option that purports to be an ISO, the Option will not be treated as an ISO if the Participant disposes of shares acquired thereunder within two years from the date of the granting of the Option or within one year of the exercise of the Option, or if the Participant has not met the requirements of Code Section 422(a)(2).
7.3	Terms And Conditions Of Restricted Stock Awards.
(a)	Grants of Restricted Stock Awards. Shares awarded pursuant to Restricted Stock Awards will be subject to restrictions as determined by the Committee for periods determined by the Committee. The Committee may require a cash payment from the Participant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without the requirement of a cash payment.
(b)	Termination of Employment. Except as provided in the Restricted Stock Agreement or a separate agreement with the Participant covering the Restricted Stock granted under this Plan, if the Participant’s employment (or in the case of a non-employee, the Participant’s service) with the Company and a Subsidiary ends for any reason other than a Qualifying Event before any restrictions lapse, the Participant will forfeit all unvested Restricted Stock Awards, unless the Committee determines that the Participant’s unvested Restricted Stock Awards vest as of the date of the event.
(c)	Death, Disability and Retirement. Except as provided in the Restricted Stock Agreement or a separate agreement with the Participant covering Restricted Stock granted under this Plan:
(i)	if a Qualifying Event occurs before the date or dates on which restrictions lapse, the Participant will forfeit all unvested Restricted Stock Awards, unless the Committee determines that the Participant’s unvested Restricted Stock Awards vest as of the date of the event; and
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(ii)	in the case of Restricted Stock Awards that are based on performance criteria then, as of the date on which the Qualifying Event occurs, the Participant will be entitled to receive a number of Shares that is determined by measuring the selected performance criteria from the Company’s most recent publicly available quarterly results that are available as of the date the Qualifying Event occurs. The Committee may grant Restricted Stock Awards precluding partial awards, however, when a Qualifying Event occurs in order to qualify the Restricted Stock Awards for the Performance-Based Exception.
(d)	Voting, Dividend & Other Rights. Unless the applicable Stock Incentive Agreement provides otherwise, holders of Restricted Stock Awards will be entitled to vote and to receive dividends during the periods of restriction of their Shares to the same extent as these holders would have been entitled if the Shares were unrestricted Shares.
7.4	Terms And Conditions Of Restricted Stock Units.
(a)	Grants of Restricted Stock Units. A Restricted Stock Unit will entitle the Participant to receive one Share at a future time and upon such terms as specified by the Committee in the Stock Incentive Agreement evidencing the award. The Committee may require a cash payment from the Participant in exchange for the grant of Restricted Stock Units or may grant Restricted Stock Units without the requirement of a cash payment.
(b)	Termination of Employment. Except as provided in the Restricted Stock Unit Agreement or a separate agreement with the Participant covering the Restricted Stock Unit granted under this Plan, if the Participant’s employment with the Company and a Subsidiary ends before the Restricted Stock Units vest, the Participant will forfeit all unvested Restricted Stock Units, unless the Committee determines that the Participant’s unvested Restricted Stock Units vest as of the date of the event.
(c)	Death, Disability and Retirement. Except as provided in the Restricted Stock Unit Agreement or a separate agreement with the Participant covering the Restricted Stock Unit granted under this Plan:
(i)	if a Qualifying Event occurs before the date or dates on which restrictions lapse, the Participant will forfeit all unvested Restricted Stock Units, unless the Committee determines that the Participant’s unvested Restricted Stock Units vest as of the date of the event; and
(ii)	in the case of Restricted Stock Units that are based on performance criteria, then as of the date on which the Qualifying Event occurs, the Participant will be entitled to receive a number of Shares that is determined by measuring the selected performance criteria from the Company’s most recent publicly available quarterly results that are available as of the date the Qualifying Event occurs. The Committee may, however, grant Restricted Stock Units precluding such partial awards when a Qualifying Event occurs in order to qualify the Restricted Stock Units for the Performance-Based Exception.
(d)	Voting, Dividend & Other Rights. Holders of Restricted Stock Units will not be entitled to vote or to receive dividends until they become owners of the Shares pursuant to their Restricted Stock Units, and, unless the applicable Stock Incentive Agreement provides otherwise, the holder of a Restricted Stock Unit will not be entitled to any dividend equivalents (as described in Section 7.1(g)).
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7.5	Terms And Conditions Of Stock Appreciation Rights.
(a)	Grants of Stock Appreciation Rights. A Stock Appreciation Right will entitle the Participant to receive upon exercise or payment the excess of the Fair Market Value of a specified number of Shares at the time of exercise, over a specified price. The specified price for a Stock Appreciation Right granted in connection with a previously or contemporaneously granted Option, will not be less than the Exercise Price for Shares that are the subject of the Option. In the case of any other Stock Appreciation Right, the specified price will not be less than 100% of the Fair Market Value of the Shares at the time the Stock Appreciation Right was granted. If related to an Option, the exercise of a Stock Appreciation Right will result in a pro rata surrender of the related Option to the extent the Stock Appreciation Right has been exercised.
(b)	Payment. Upon exercise of a Stock Appreciation Right, the Company will pay to the Participant the appreciation with Shares (computed using the aggregate Fair Market Value of Shares on the date of payment or exercise) or in cash, or in any combination thereof as specified in the Stock Incentive Agreement or, if not specified, as the Committee determines. To the extent that a Stock Appreciation Right is exercised, the specified price will be treated as paid in Shares for purposes of Section 3.
(c)	Termination of Employment. Except as provided in the Stock Appreciation Rights Agreement or a separate agreement with the Participant that governs Stock Incentives granted under this Plan, or as otherwise provided by the Committee:
(i)	if the Participant’s employment (or in the case of a non-employee, the Participant’s service) with the Company and Subsidiary ends before the Options vest, the Participant will forfeit all unvested Stock Appreciation Rights; and
(ii)	any Stock Appreciation Rights held by the Participant may thereafter be exercised to the extent it was exercisable at the time of the termination, but may not be exercised after 90 days after the termination, or the expiration of the stated term of the Stock Appreciation Rights, whichever period is the shorter. In the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, all unexercised Stock Appreciation Rights granted to the Participant will immediately terminate.
(d)	Death, Disability and Retirement. Except as provided in the Stock Appreciation Rights Agreement or a separate agreement with the Participant that governs Stock Incentives granted under this Plan, and except as otherwise provided by the Committee:
(i)	if a Qualifying Event occurs before the date or dates on which Stock Appreciation Rights vest, the Participant will forfeit all unvested Stock Appreciation Rights; and
(ii)	any Stock Appreciation Rights held by the Participant may thereafter be exercised to the extent it was exercisable at the time of the Qualifying Event, but may not be exercised after 180 days after the Qualifying Event, or the expiration of the stated term of the Stock Appreciation Rights, whichever period is the shorter.
(e)	Special Provisions for Tandem Stock Appreciation Rights. A Stock Appreciation Right granted in connection with an Option may only be exercised to the extent that the related Option has not been exercised. A Stock Appreciation Right granted in connection with an ISO
(i)	will expire no later than the expiration of the underlying ISO,
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(ii)	may be for no more than the difference between the exercise price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Stock Appreciation Right is exercised,
(iii)	may be transferable only when, and under the same conditions as, the underlying ISO is transferable, and
(iv)	may be exercised only
A.	when the underlying ISO could be exercised and
B.	when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of the ISO.
7.6	Terms And Conditions Of Performance Stock And Performance Units.
(a)	Awards of Performance Stock and Performance Units. Performance Stock and Performance Units will become payable to a Participant upon achievement of performance criteria as determined by the Committee. Each award will specify the number of Performance Stock or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors. No adjustment will be made in the case of a grant that is intended to qualify for the Performance-Based Exception, however, other than as provided in Section 13. Any grant of Performance Stock or Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the date of grant.
(b)	Payment. Each grant will specify the time and manner of payment of Performance Stock or Performance Units that have been earned. Any Performance Stock award will be payable in Shares. Any Performance Unit award may specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among cash or Shares.
7.7	Other Awards.
(a)	Other awards may, subject to limitations under applicable law, be granted to any Participant denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of the Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof, or any other factors designated by the Committee. The Committee will determine the terms and conditions of these awards.
(b)	Cash awards, as an element of or supplement to any other Stock Incentives granted under this Plan, may also be granted to Participants on terms and conditions as determined by the Committee pursuant to Plan.
(c)	Shares may be granted to a Participant as a bonus, or in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to terms as the Committee may determine.
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(d)	Participants designated by the Committee may be permitted to reduce compensation otherwise payable in cash in exchange for Shares or other Stock Incentives under the Plan.
7.8	INDEPENDENT DIRECTOR GRANTS.
(a)	Notwithstanding any other provisions of this Plan, a grant of Restricted Stock or NQSO, or any combination of the same, will be made to each Independent Director on the date of each regular annual meeting of shareholders of the Company at which such Independent Director is elected or re-elected to the Board. Except as provided in (a), (b), (c), (d), (e), (f), and (g) below, the number of Shares subject to this Restricted Stock Award or NQSO and other terms governing the Restricted Stock Award or NQSO will be determined by the Committee in its sole discretion prior to such annual meeting of shareholders. No Independent Director may be granted Restricted Stock Awards or NQSOs covering an aggregate number of Shares in excess of 20,000 at any regular annual shareholders meeting pursuant to the terms of this Section 7.8. The following terms will be applied to the grants to Independent Directors under this Section 7.8:
(b)	Subject to Section 7.8(c) and Section 7.8(f), each Restricted Stock Award to an Independent Director will vest as to all Shares one year from the date of grant (subject to such shorter or longer vesting period as determined by the Committee prior to the annual meeting of shareholders).
(c)	Except as provided in the Restricted Stock Award or a separate agreement with the Independent Director, if an Independent Director granted a Restricted Stock Award under this Section ceases to be a director of the Company for any reason other than Cause, the Independent Director will forfeit all unvested Restricted Stock Awards, unless the Committee determines that the Independent Director’s unvested Restricted Stock Awards will vest as of the date of the event.
(d)	Subject to Sections 7.8(e) and Section 7.8(f), NQSOs granted to Independent Directors will be exercisable in full six months after the date of grant of the NQSO and will expire seven years from the date of grant of the NQSO (subject to such shorter or longer expiration period as determined by the Committee prior to the annual meeting). The Exercise Price per Share will be the Fair Market Value of one Share on the date of grant.
(e)	In the event that an Independent Director granted a NQSO under this Section ceases to be a director of the Company for any reason other than Cause, the Independent Director, or in the case of death or Disability, the Independent Director’s guardians, administrators or personal representatives, will have the right to exercise the NQSO granted under this Section at any time for the remainder of the term of the NQSO to the extent of the number of shares the Independent Director was entitled to purchase under the Option on the date of such termination, subject to the condition that no NQSO will be exercisable after the expiration of the term of the NQSO.
(f)	In the event an Independent Director ceases to be a director for any reason constituting Cause, any NQSO granted under this Section will terminate as of the date of the action constituting Cause and any Restricted Stock Award will be forfeited to the Company without payment of any consideration therefor as of the date of such action constituting Cause.
(g)	The Committee, in its discretion, may, in addition to the Restricted Stock Award and NQSOs provided above, grant any additional Stock Incentive to all Independent Directors or to any individual Independent Director, (including a grant at the time the person joins the Board) if the grant is solely for substantial services performed or to be performed by the Independent Director as determined in good faith by the Committee.

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Section 8
Securities Regulation

8.1	Legality Of Issuance.

No Share may be issued under this Plan unless and until the Committee has determined that all required actions have been taken to register the Share under the Securities Act of 1933 or the Company has determined that an exemption therefrom is available, any applicable listing requirement of any stock exchange on which the Share is listed has been satisfied, and any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable, has been satisfied.

8.2	Restrictions On Transfer; Representations; Legends.

Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933 or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, the restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act of 1933, the securities laws of any state, the United States or any other applicable foreign law. If the offering and sale of Shares under the Plan is not registered under the Securities Act of 1933 and the Company determines that the registration requirements of the Securities Act of 1933 apply but an exemption is available that requires an investment representation or other representation, the Participant will be required, as a condition to acquiring Shares, to represent that the Shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Securities Act of 1933, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. All Stock Incentive Agreements must contain a provision stating that any restrictions under any applicable securities laws will apply.

8.3	Registration Of Shares.

The Company may, and intends to, but is not obligated to, register or qualify the offering or sale of Shares under the Securities Act of 1933 or any other applicable state, federal or foreign law.

Section 9
Life Of Plan

No Stock Incentive may be granted under this Plan on or after the earlier of:

(a)	August 22, 2020 (as determined under Section 4 of this Plan), or
(b)	the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Stock Incentives granted under this Plan or lapse of all restrictions under a Restricted Stock Award or Restricted Stock Unit) been issued or are no longer available for use under this Plan.

This Plan will continue in effect until all outstanding Stock Incentives have been exercised in full or are no longer exercisable and all Restricted Stock Awards or Restricted Stock Units have vested or been forfeited.

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Section 10
Adjustment

Notwithstanding anything in Section 12 to the contrary, in the event of a stock dividend, stock split, spin-off, rights offering, recapitalization through a large, nonrecurring cash dividend, or a similar equity restructuring of the Company, the Committee will adjust:

(a)	the number of Shares reserved under Section 3 of this Plan,
(b)	the limit on the number of Shares that may be granted subject to Stock Incentives during a calendar year to any individual under Section 3 of this Plan,
(c)	the number of Shares subject to certain Stock Incentives granted subject to Section 3 of the Plan,
(d)	the Exercise Price of any Options and the specified price of any Stock Appreciation Rights, or
(e)	any combination thereof,
(f)	in an equitable manner that will equalize the fair value of the previously granted Stock Incentives before and after the equity restructuring.

Furthermore, in the event of any corporate transaction described in Code Section 424(a) that provides for the substitution or assumption of Stock Incentives, the Committee will adjust such Stock Incentives in a manner that satisfies the requirements of Code Section 424(a) as to

(g)	the number of Shares reserved under Section 3,
(h)	the limit on the number of Shares that may be granted subject to certain Stock Incentives during a calendar year to any individual under Plan,
(i)	the number of Shares subject to such Stock Incentives, and
(j)	the Exercise Price of any Options and the specified exercise price of any Stock Appreciation Rights in the event of any corporate transaction described in Code Section 424(a) that provides for the substitution or assumption of such Stock Incentives.

If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, the fractional Share will be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Incentives granted under this Plan will be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Committee will be conclusive and binding on all affected persons and, further, will not constitute an increase in the number of Shares reserved under Section 3 or an increase in any limitation imposed by the Plan.

Section 11
Change Of Control Of The Company

11.1	Change In Control.

“Change in Control” of the Company means a change in control that would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

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(a)	Any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(b)	During any period of two consecutive years (not including any period ending prior to the effective date of this Plan), the Incumbent Directors cease for any reason to constitute at least a majority of the Board. The term “Incumbent Directors” means those individuals who are members of the Board of Directors on the effective date of this Plan and any individual who subsequently becomes a member of the Board (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by Section 11.1(c)) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or
(c)	In the event:
(i)	the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after the transaction, the shareholders of the Company immediately prior to the transaction beneficially own, directly or indirectly 51% or more of the combined voting power of the resulting entity’s outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each entity, in each case in substantially the same proportion as the shareholders owned shares of the Company prior to the transaction;
(ii)	the Company consummates an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company; or
(iii)	the Company adopts a plan of complete liquidation or winding up of the Company.
(d)	“Total Market Value” means the aggregate market value of the Company’s or the resulting entity’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s or the resulting entity’s other outstanding equity securities as measured by the exchange rate of the transaction or by any other method as the Committee determines where there is not a readily ascertainable exchange rate.
11.2	Vesting Upon A Change In Control.

Except as otherwise provided in a Stock Incentive Agreement or as provided in the next sentence, if a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Stock Incentives granted under this Plan, with respect to any Stock Incentive granted under this Plan that is not so assumed or substituted (a “Non-Assumed Stock Incentive”), the Stock Incentives will immediately vest and be exercisable and any restrictions thereon will lapse. Notwithstanding the foregoing, unless the Committee determines at or prior to the Change in Control, no Stock Incentive that is subject to any performance criteria for which the performance period has not expired, will accelerate at the time of a Change in Control.

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11.3	Disposition Of Stock Incentives.

Except as otherwise provided in a Stock Incentive Agreement, the Committee, in its sole and absolute discretion, may, with respect to any or all of Non-Assumed Stock Incentives, take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the 30 day period immediately preceding the date of the Change of Control, but only if the action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Action Effective Date”):

(a)	Unilaterally cancel the Non-Assumed Stock Incentive in exchange for:
(i)	whole or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of:
(A)	in the case of Options, the Shares that could be purchased subject to the Non-Assumed Stock Incentive less the aggregate Exercise Price for the Options with respect to the Shares;
(B)	in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards, Shares subject to the Stock Incentive determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable on exercise.
(ii)	cash or other property equal in value to the excess of the Fair Market Value of
(A)	in the case of Options, the Shares that could be purchased subject to the Non-Assumed Stock Incentive less the aggregate Exercise Price for the Options with respect to the Shares or
(B)	in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards, Shares subject to the Stock Incentive determined as of the Action Effective Date (taking into account vesting) less the value of any consideration payable on exercise.
(b)	In the case of Options, unilaterally cancel any Non-Assumed Option after providing the holder of the Option with
(i)	an opportunity to exercise the Non-Assumed Option to the extent vested within a specified period prior to the date of the Change of Control, and
(ii)	notice of the opportunity to exercise prior to the commencement of the specified period. To the extent that the recipient of a Non-Assumed Stock Incentive is an Insider, however, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that the payment
(A)	has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or
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(B)	is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.
(c)	Unless a Stock Incentive Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor will be considered a subsequent transaction approved by the original grant of an Option.
11.4	General Rule For Other Stock Incentives.

If a Change of Control occurs, then, except to the extent otherwise provided in the Stock Incentive Agreement pertaining to a particular Stock Incentive or as otherwise provided in this Plan, each Stock Incentive will be governed by applicable law and the documents effectuating the Change of Control.

Section 12
Amendment Or Termination

12.1	Amendment Of Plan.

This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate. No amendment may be made absent the approval of the shareholders of the Company, however, if the amendment:

(a)	increases the number of Shares reserved under Section 3, except as set forth in Section 10,
(b)	extends the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7,
(c)	decreases the minimum Exercise Price under Section 7, or
(d)	changes the designation of Participant eligible for Stock Incentives under Section 6. Shareholder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan, or a change to the method of determining the Exercise Price of Options issued under the Plan) may also be required pursuant to rules promulgated by an established stock exchange or a national market system.
12.2	Termination Of Plan.

The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time.

12.3	Amendment Of Stock Incentives.

The Committee has the right to modify, amend or cancel any Stock Incentive after it has been granted if

(a)	the modification, amendment or cancellation does not diminish the rights or benefits of the Participant under the Stock Incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Stock Incentive will not be deemed as a diminishment of rights or benefits of the Stock Incentive),
(b)	the Participant consents in writing to the modification, amendment or cancellation,
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(c)	there is a dissolution or liquidation of the Company,
(d)	this Plan or the Stock Incentive Agreement expressly provides for the modification, amendment or cancellation, or
(e)	the Company would otherwise have the right to make the modification, amendment or cancellation by applicable law.

The Committee may, however, reform any provision in a Stock Incentive extended to be exempt from Code Section 409A to maintain to maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A; If, however, no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under Code Section 409A, no payment or benefit will be provided under the Stock Incentive and the Stock Incentive will be deemed null, void and of no force and effect, and the Company will have no further obligation in connection with the Stock Incentive.

Section 13
Performance Criteria

13.1	Performance Goal Business Criteria.

Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Section, the attainment of which may determine the degree of payout or vesting with respect to Stock Incentives to Key Employees and Key Persons pursuant to this Plan that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used by the Committee for purposes of grants must be chosen from among the following:

(a)	earnings per share;
(b)	net income (before or after taxes);
(c)	return measures (including, but not limited to, return on assets, equity or sales);
(d)	cash flow return on investments which equals net cash flows divided by owners equity;
(e)	earnings before or after interest, taxes, depreciation and amortization;
(f)	gross revenues;
(g)	operating income (before or after taxes);
(h)	total shareholder return;
(i)	corporate performance indicators (indices based on the level of certain services provided to customers);
(j)	cash generation, working capital or revenue targets;
(k)	growth measures, such as revenue growth;
(l)	ratios, such as expenses or market share;
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(m)	share price (including, but not limited to, growth measures and total shareholder return); or
(n)	any combination of any of these factors.

In setting performance goals using these performance measures, the Committee may establish absolute goals or goals relative to a peer group performance or other benchmark, and may exclude the effect of changes in accounting standards and non-recurring unusual events specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses; or

13.2	Discretion in formulation of performance goals.

The Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals. Stock Incentives that are intended to qualify for the Performance-Based Exception may not be adjusted upward, however, (although the Committee will retain the discretion to adjust the Stock Incentives downward).

13.3	Performance Periods.

The Committee will have the discretion to determine the period during which any performance goal must be attained with respect to a Stock Incentive. The period may be of any length, and must be established prior to the start of the period or within the first 90 days of the period (provided that the performance criteria are not in any event set after 25% or more of the period has elapsed).

13.4	Modifications To PerformancE Goals; Other Grants

In the event that the applicable tax or securities laws and regulatory rules and regulations change to permit Committee discretion to alter the governing performance measures noted above without obtaining shareholder approval of the changes, the Committee will have sole discretion to make changes without obtaining shareholder approval.

In addition, in the event that the Committee determines that it is advisable to grant Stock Incentives that do not qualify for the Performance-Based Exception, the Committee may make the grants without satisfying the requirements under Code Section 162(m) to qualify for the Performance-Based Exception, including awards used as long-term incentive performance or retention-based compensation. These grants may include one or more of the following measures, or other criteria the Committee may determine.

(a)	Revenue and revenue growth, including revenue or revenue growth of existing or new products or services;
(b)	Introduction of new products or services;
(c)	Operating income, including operating income as a percentage of revenue;
(d)	Earnings per share;
(e)	Total shareholder return or share performance;
(f)	Net income, before or after taxes; and
(g)	working capital, cash generation or cash management.

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Section 14
Miscellaneous

14.1	Shareholder Rights.

Except as provided in Section 7.3 with respect to Restricted Stock Awards, or in a Stock Incentive Agreement, no Participant will have any rights as a shareholder of the Company as a result of the grant of a Stock Incentive pending the actual delivery of Shares subject to the Stock Incentive to the Participant.

14.2	No Guarantee Of Continued Relationship.

The grant of a Stock Incentive to a Participant under this Plan will not constitute a contract of employment or other relationship with the Company and will not confer on a Participant any rights upon his or her termination of employment or relationship with the Company in addition to those rights, if any, expressly set forth in the Stock Incentive Agreement that evidences his or her Stock Incentive.

14.3	Withholding.

The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the grant or fulfillment of any Stock Incentive, an amount in Shares or cash sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan or any action taken by a Participant with respect to a Stock Incentive. Whenever Shares are to be issued to a Participant upon exercise of an Option or Stock Appreciation Right, or satisfaction of conditions under a Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Units, the Company will have the right to require the Participant to remit to the Company, as a condition thereof, an amount in cash (or, unless the Stock Incentive Agreement provides otherwise, in Shares) sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise. To the extent that a Participant is an Insider, however, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that the withholding of Shares

(a) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or

(b) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.

Unless the Stock Incentive Agreement provides otherwise, the withholding of shares to satisfy federal, state and local withholding tax requirements will be a subsequent transaction approved by the original grant of a Stock Incentive. In no event will payment of withholding taxes be made by retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.

14.4	Notification Of Disqualifying Dispositions Of ISO Options.

If a Participant sells or otherwise disposes of any of the Shares acquired pursuant to an Option that is an ISO on or before the later of (a) the date two years after the date of grant of the Option, or (b) the date one year after the exercise of such Option, then the Participant will immediately notify the Company in writing of such sale or disposition and cooperate with the Company in providing sufficient information to the Company for the Company to properly report such sale or disposition to the Internal Revenue Service. The Participant acknowledges and agrees that he or she may be subject to federal, state and local tax withholding by the Company on the compensation income recognized by Participant from any such early disposition, and agrees that he or she will include the compensation from such early disposition in his or her gross income for federal tax purposes. Participant also acknowledges that the Company may condition the exercise of any Option that is an ISO on the Participant’s express written agreement with these provisions of this Plan.

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14.5	Transfers & Restructurings.

The transfer of a Participant’s employment between or among the Company or a Subsidiary (including the merger of a Subsidiary into the Company) will not be treated as a termination of his or her employment under this Plan. Likewise, the continuation of employment by a Participant with a corporation that is a Subsidiary will be deemed to be a termination of employment when the corporation ceases to be a Subsidiary.

14.6	Leaves Of Absence.

Unless the Committee provides otherwise, vesting of Stock Incentives granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an employee of the Company in the case of any leave of absence approved by the Company. For purposes of ISOs, no leave may exceed 90 days unless reemployment upon expiration of the leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of the leave any ISO held by the Participant will cease to be treated as an ISO and if exercised thereafter will be treated for tax purposes as a NQSO.

14.7	Governing Law/Consent To Jurisdiction.

This Plan will be construed under the laws of the State of Minnesota without regard to principles of conflicts of law. Each Participant consents to the exclusive jurisdiction in the Hennepin County District Court for the determination of all disputes arising from this Plan and waives any rights to remove or transfer the case to another court.

14.8	Escrow Of Shares.

To facilitate the Company’s rights and obligations under this Plan, the Company reserves the right to appoint an escrow agent, who will hold the Shares owned by a Participant pursuant to this Plan.

14.9	Impact Of Restatement Of Financial Statements Upon Stock Incentives.

If any of the Company’s financial statements are required to be restated resulting from errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Stock Incentive with respect to any fiscal year of the Company the financial results of which are negatively affected by the restatement. The amount to be recovered from the Participant will be the amount by which the Stock Incentive exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee may determine. In no event will the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee will determine whether the Company may effect any recovery

(a)	by seeking repayment from the Participant,
(b)	by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates,
(c)	by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or
(d)	by any combination of the foregoing.
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14.10	Forfeiture And Recoupment.

Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Stock Incentive Agreement that the Participant’s rights, payments, and benefits with respect to a Stock Incentive under this Plan may be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions. These events may include, but will not be limited to, failure to accept the terms of the Stock Incentive Agreement, termination of employment or services under certain or all circumstances, violation of material Company policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Subsidiaries.

14.11	Non-US Provisions.

The Committee will have the authority to require that any Stock Incentive Agreement relating to a Stock Incentive in a jurisdiction outside of the United States contain terms as are required by local law in order to constitute a valid grant under the laws of the jurisdiction. This authority will continue even if the requirements of the local jurisdiction may be different from or more restrictive than the terms set forth in this Plan. No purchase or delivery of Shares pursuant to a Stock Incentive may occur until applicable restrictions imposed pursuant to this Plan or the applicable Stock Incentive have terminated.

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As amended through May 28, 2015

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